Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-6 of our reports dated April 2, 2009 and March 27, 2009, relating to the financial statements of TIAA-CREF Life Separate Account VLI-1 and TIAA-CREF Life Insurance Company, respectively, which appear in such Registration Statement. We also consent to the use in this Registration Statement of our report dated April 8, 2009, relating to the financial statements and the effectiveness of internal control over financial reporting of Teachers Insurance and Annuity Association of America, which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 22, 2009